UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2013

THE CHUBB CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8661	13-2595722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Mountain View Road, Warren, New Jersey		07059
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (908) 903-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Signatures

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On October 22, 2013, the Board of Directors (the Board) of The Chubb Corporation (Chubb) approved a two year extension of the the mandatory retirement date for John D. Finnegan, Chubb’s Chairman, President and Chief Executive Officer, which will allow Mr. Finnegan to remain in his current roles until December 31, 2016. Under Chubb’s mandatory retirement policy, Mr. Finnegan would have been required to retire at the end of 2014, which is the year in which he will turn age 65, before the extension was approved by the Board.

In the press release dated October 24, 2013 announcing the extension of Mr. Finnegan’s mandatory retirement date, Chubb also announced the following job realignment among the members of Chubb’s top management team, which will become effective January 1, 2014:

•	Paul Krump, currently President of Commercial and Specialty Lines of Chubb & Son, a division of Federal Insurance Company (Chubb & Son), which is a subsidiary of Chubb, will become President of Personal Lines and Claims of Chubb & Son and will retain responsibility for Chubb & Son’s Accident & Health business.

•	Dino Robusto, currently President of Personal Lines and Claims of Chubb & Son, will become President of Commercial and Specialty Lines of Chubb & Son and will retain responsibility for Information Technology.

•	Ricky Spiro will remain Chief Financial Officer of Chubb and will assume responsibility for Corporate Development.

•	Messrs. Krump, Robusto and Spiro will each continue to be an Executive Vice President of Chubb and will continue to report to Mr. Finnegan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHUBB CORPORATION

Date: October 28, 2013	By:	/s/ Maureen A. Brundage
Name: Maureen A. Brundage
Title: Executive Vice President, General Counsel & Corporate Secretary